Appendix A

Excerpts from Integrity Mutual Funds, Inc.
Proxy Statement Dated April 13, 2006

Election of Directors

At the Meeting to be held on May 25, 2006, and at any and all postponements or adjournments thereof, it is intended that the Company's shares represented by properly executed proxies that are enclosed herewith (each, a "Proxy") will be voted to elect the director nominees, unless authority so to vote is withheld.  Each nominee is currently a member of the Board of the Company and all of the nominees have indicated a willingness to serve as a director, if elected.  If elected, each nominee will serve until the next annual meeting of shareholders or until the earlier of removal, resignation, death or disqualification.  The Board has no reason to believe that any of the director nominees will be unable to serve as directors or become unavailable for any reason.  If, at the time of the Meeting, any of the director nominees shall become unavailable for any reason, the persons entitled to vote the Proxy will vote, as such persons shall determine in his or her discretion, for such substituted nominee or nominees, if any, nominated by the Board.  The affirmative vote of a plurality of the votes present or represented to vote at the Meeting is necessary to elect each director nominee.  Shareholders of the Company will have an opportunity on their Proxy to vote in favor of one or more director nominees while withholding authority to vote for one or more director nominees.

The directors have voted to nominate eight directors for election to hold office for a one‑year term until the next Annual Meeting of shareholders or until their successors are elected and qualified.  Proxies solicited by the Board will, unless otherwise directed, be voted to elect the eight nominees named below.

Following is certain information regarding the nominees for director:

Name	Age	Term of Office with the Company	Positions and Offices with the Company
Vance A. Castleman	62	3-25-94 to Present	Director
Peter A. Quist	72	5-04-88 to Present	Vice President and Director
Myron D. Thompson	61	3-20-98 to Present	Director
Robert E. Walstad	61	9-22-87 to Present	Chief Executive Officer and Director
Richard H. Walstad	67	5-04-88 to Present	Director
Steven D. Lysne	46	5-27-05 to Present	Director
Vaune M. Cripe	46	5-27-05 to Present	Director
Robert Mau	52	5-27-05 to Present	Director

Cumulative voting is permitted in the election of directors in accordance with the following procedure:

Each shareholder entitled to vote for directors has the right to cumulate those votes in the election of directors by giving written notice of such intent to any officer of the Company before the Meeting or the presiding officer at the Meeting at any time before the election of directors, in which case:

1.         The presiding officer at the Meeting shall announce, before the election of directors, that shareholders may cumulate their votes; and

2.         Each shareholder shall cumulate those votes either by casting for one candidate the number of votes equal to the number of directors to be elected multiplied by the number of votes represented by the shares entitled to vote, or by distributing all of those votes on the same principle among any number of candidates.

Therefore, unless the above-described procedure is implemented, the holders of a majority of the Company's shares could elect all of the directors.  It is expected that the Proxies received by the directors' nominees will be voted, except to the extent that authority is withheld on any Proxy as to all of one or more individuals, to elect as directors the following nominees, whose principal occupations during the past five years, directorships and certain other affiliations and information are set forth below:

Vance A. Castleman - Member, Souris Basin Revolving Loan Fund Committee (1972 - 1999, 2003 - Present); Real Estate Developer (1979 - Present); President and CEO of Inn-Vestments, Inc., (1994 - Present); President, Minot Lodging Expo, LLC (1999 - Present); Director of ARM Securities Corporation, (2000 - 2003); Director of Capital Financial Services, Inc., (2002 - Present).

Peter A. Quist - Vice President and Director of Integrity Mutual Funds, Inc., (1988 - Present); Vice President, Secretary and Director of Integrity Money Management, Inc., (1988 - Present), ND Capital, Inc., (1988 - 2004), and Integrity Fund Services, Inc., (1989 - Present); Director, Vice President and Secretary of ND Tax-Free Fund, Inc., (1988 - Present), Montana Tax-Free Fund, Inc., (1993 - Present), Integrity Fund of Funds, Inc., (1994 - Present) and Integrity Small-Cap Fund of Funds, Inc., (1998 - 2003); Vice President and Secretary of South Dakota Tax-Free Fund, Inc., (1993 - 2004); Director of South Dakota Tax-Free Fund, Inc., (1995 - 2004); Vice President, Secretary and Director of Integrity Funds Distributor, Inc., (1996 - Present); Director of ARM Securities Corporation (2000 - 2003).  Vice President and Secretary of Integrity Equity Fund (2003 - 2005), Integrity Income Fund (2003 - 2005), Integrity Health Sciences Fund, Integrity Small-Cap Growth Fund, Integrity Technology Fund and Integrity Value Fund series of The Integrity Funds (2003 - Present); Vice President and Secretary of Integrity Municipal Fund (2004 - 2005), Integrity High Income Fund (2004 - Present), Integrity Growth & Income Fund and Integrity All Season Fund series of The Integrity Funds (2005 - Present); Vice President and Secretary of Kansas Municipal Fund, Kansas Insured Intermediate Fund, Nebraska Municipal Fund and Oklahoma Municipal Fund series of the Integrity Managed Portfolios (1996 - Present); Vice President and Secretary of the Maine Municipal Fund and the New Hampshire Municipal Fund series of the Integrity Managed Portfolios (2003 - Present). Currently a licensed North Dakota attorney.

Myron D. Thompson - President, CEO and Director, Food Management Investors, Inc., a.k.a. FMI, Inc., (1990 - Present); President and Director, Apple Core Enterprises, Inc., (1990 - Present); President and Director, Labor Force of MN, Inc., (1989 - Present); General Partner, Dakota Apple Partnership (1994 - Present); President, Director and Member, Village Ventures, LLC (1995-Present); President, Director and Member, Ventures North, LLC (2002 - Present); Director, Officer and Member, Prairie Funding, Inc., (2002 - Present); Stockholder and Owner, Command Labor (2003 - Present).

Robert E. Walstad - Director of Integrity Mutual Funds, Inc., (1987 - Present); President of Integrity Mutual Funds, Inc., (1987 - 2001, 2002 - 2003); Chief Executive Officer of Integrity Mutual Funds, Inc., (1988 - Present); President, Treasurer and Director of Integrity Money Management, Inc., (1988 - Present), ND Capital, Inc., (1988 - 2004), Integrity Fund Services, Inc., (1989 - Present); President and Director of ND Tax-Free Fund, Inc., (1988 - Present), Montana Tax-Free Fund, Inc., (1993 - Present), South Dakota Tax-Free Fund, Inc., (1994 - 2004), Integrity Fund of Funds, Inc., (1994 - Present), and Integrity Small-Cap Fund of Funds, Inc., (1998 - 2003); Treasurer of ND Tax-Free Fund, Inc., (1988 - 2004), Montana Tax-Free Fund, Inc., (1993 - 2004), South Dakota Tax-Free Fund, Inc., (1994 - 2004), Integrity Fund of Funds, Inc., (1994 - 2004), and Integrity Small-Cap Fund of Funds, Inc., (1998 - 2003); President, Treasurer and Director of Integrity Funds Distributor, Inc., (1996 - 2003); associated with securities industry as an NASD licensed registered representative (1972 - Present); CEO of Capital Financial Services, Inc., (2002 - 2003); President and Director of Capital Financial Services, Inc., (2002 - 2004); Director of Magic Internet Services, Inc., (1999 - 2003), President of Magic Internet Services, Inc., (1999 - 2001); Director (May 2000 to June 2003), President (May 2000 to November 2001) (October 2002 to June 2003), ARM Securities Corporation; President and Trustee of Integrity Equity Fund (2003 - 2005), Integrity Income Fund (2003 - 2005), Integrity Health Sciences Fund, Integrity Small-Cap Growth Fund, Integrity Technology Fund and Integrity Value Fund Series of The Integrity Funds (2003 - Present); Treasurer of Integrity Equity Fund, Integrity Health Sciences Fund, Integrity Income Fund, Integrity Small-Cap Growth Fund, Integrity Technology Fund and Integrity Value Fund Series of The Integrity Funds (2003 - 2004); President and Trustee of Integrity Municipal Fund (2004 - 2005) and Integrity High Income Fund (2004 - Present), Integrity Growth & Income Fund and Integrity All Season Fund Series of The Integrity Funds (2005 - Present); President and Trustee of Kansas Municipal Fund, Kansas Insured Intermediate Fund, Nebraska Municipal Fund and Oklahoma Municipal Fund Series of the Integrity Managed Portfolios (1996 - Present); Treasurer of Kansas Municipal Fund, Kansas Insured Intermediate Fund, Nebraska Municipal Fund and Oklahoma Municipal Fund Series of the Integrity Managed Portfolios (1996 - 2004); President and Trustee of Maine Municipal Fund and New Hampshire Municipal Fund Series of the Integrity Managed Portfolios (2003 - Present); Treasurer of Maine Municipal Fund and New Hampshire Municipal Fund Series of the Integrity Managed Portfolios (2003 - 2004).

Richard H. Walstad - Consultant of Cook Sign Company of Fargo, (2001 - Present), Chairman of the Board/CEO, Cook Sign Co. of Fargo (1978 - 2001, 2003 - Present); Director, Community First Bank, Fargo (1983 - 2001); Vice Chairman, Dakota Certified Development Corp. (1992 - 2001); Vice Chairman, Fargo Cass County Economic Development Corp., Fargo (1998 - 2001); Vice Chairman, Fargo Municipal Airport Authority (1999 - 2001); Chairman, Fargo Air Museum and Fargo AirSho Committee.

Steven D. Lysne - CEO and General Manager, SRT Communications, Inc., (2003 - Present); CFO and Assistant General Manager, SRT Communications, Inc., (1999 - 2003); Certified Public Accountant, (1983 - Present).

Vaune M. Cripe - Vice President and Business Banking Department Manager, American State Bank & Trust, Dickinson, ND, (1996 - Present); Director, American State Bank (2006 - Present); Vice Chairperson, St. Joseph's Hospital Foundation, (1999 - Present); Chairperson, St. Patrick's Parish Finance Council (1995 - Present); Secretary/Treasurer, Stark County Job Development Authority (1999 - Present); Member, North Dakota National Guard Family Advisory Board (2005 - Present); Certified Public Accountant, (1993 - Present).

Robert Mau - President, Eagle Operating, Inc., (1991 - Present); Director, North Dakota Economic Development Foundation (2002 - Present); State Representative, Interstate Oil and Gas Compact Commission (2000 - Present); Chairman, North Dakota Petroleum Council, (2004 - Present).

Certain Relationships and Related Transactions

Richard H. Walstad, a director of the Company, is the brother of Robert E. Walstad, CEO and director of the Company.  None of the other directors are related to any other director or to any executive officer of the Company.

Director Compensation

Each director (other than those directors who are also employees of the Company) receives cash compensation for their service as directors of the Company.  Directors Castleman, Thompson and Richard Walstad each received cash compensation of $6,000 for the year 2005.  Directors Cripe, Lysne and Mau each received cash compensation of $4,500 for the year 2005.  In addition, Board members were reimbursed for their expenses associated with attendance at meetings or otherwise incurred in connection with the discharge of their duties as directors of the Company.

Executive Compensation

The following table sets forth information with respect to all annual and long-term compensation provided to the Company's Chief Executive Officer, ("CEO") and Senior Vice President of Business Development.

Summary Compensation Table

Annual Compensation

Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Securities Underlying Options/SARs
Robert E. Walstad,	2005	120,000	0	19,375(1)	60,000
CEO and Director	2004	120,000	0	1,234(1)	110,000
	2003	120,000	0	1,162(1)	120,000
Jerry J. Szilagyi,	2005	120,000	144,406	0	1,000,000(2)
Senior Vice President	2004	115,384	120,167	0	750,000(2)
Business
Development	2003(3)	66,666	21,410	0	0

(1)  Reflects compensation paid under an arrangement where Mr. Walstad received, in addition to his base salary and other regular employment benefits, standard commissions based on sales of securities.

(2)  Options issued have an exercise price of $.50 and expire ten years after date of issuance.

(3)  Period covered is May 1, 2003 to December 31, 2003.

Security Ownership of Beneficial Owners and Management

The following table sets forth, as of January 2, 2006, the ownership of shares of the Company by each shareholder who is known by the Company to own beneficially more than 5% of the outstanding shares of the Company, each director, each executive officer named in the Summary Compensation Table on page 12, and all executive officers and directors as a group.

Name of Beneficial Owner or Identity of Group	Amount and Nature of Beneficial Ownership (1) as of January 2, 2006	Percentage of Outstanding Shares
Robert E. Walstad	2,377,531 (2)	17.5%
Vance A. Castleman	343,180 (3)	2.5%
Peter A. Quist	325,012 (4)	2.4%
Myron D. Thompson	311,000 (5)	2.3%
Richard H. Walstad	154,394 (6)	1.1%
Steven D. Lysne	1,000	*
Vaune M. Cripe	0	N/A
Robert Mau	0	N/A
Mark R. Anderson	55,016 (7)
Jerry J. Szilagyi	2,483,038 (8)	18.3%
Richard Barone	2,869,000 (9)	21.2%
Executive officers and directors as a group (10 persons)	6,050,171 (10)	44.6%

* Less than 1% owned.

(1)        Unless otherwise indicated in the footnotes to this table, the listed beneficial owner has sole voting power and investment power with respect to such shares.

(2)        Of these shares, 17,054 are held in Mr. Walstad's 401(k) account, 43,000 are held in Mr. Walstad's IRA account and 70,237 shares held in Mr. Walstad's ESOP.  Includes 1,350,400 shares covered by warrants and 690,000 options that are currently exercisable or exercisable within 60 days of April 10, 2006, held by Mr. Walstad.

(3)        Of these shares, 285,750 are held as tenants in common with Mr. Castleman's wife, and 7,430 are held in Mr. Castleman's IRA account.  Includes 50,000 shares covered by options that are currently exercisable or exercisable within 60 days of April 10, 2006, held by Mr. Castleman.

(4)        Of these shares, 36,328 are held in Mr. Quist's ESOP.  Includes 112,000 shares covered by warrants and 50,000 options that are currently exercisable or exercisable within 60 days of April 10, 2006, held by Mr. Quist.

(5)        Includes 50,000 shares covered by options that are currently exercisable or exercisable within 60 days of April 10, 2006, held by Mr. Thompson.

(6)        Of these shares, Mr. Walstad's wife holds 13,334.  Includes 22,600 shares covered by warrants and 50,000 options that are currently exercisable or exercisable within 60 days of April 10, 2006, held by Mr. Walstad.

(7)        Of these shares, 16 are held in Mr. Anderson's ESOP.  Includes 2,000 shares covered by warrants and 50,000 options that are currently exercisable or exercisable within 60 days of April 10, 2006.

(8)        Of these shares, 38 are held in Mr. Szilagyi's ESOP.  Includes 1,750,000 shares covered by options that are currently exercisable or exercisable within 60 days of April 10, 2006, held by Mr. Szilagyi.

(9)        Of these shares, Mr. Barone holds 1,000,000 shares individually of which 500,000 are common shares and 500,000 are preferred shares and 1,869,000 shares of which 600,000 are warrants owned by Ancora Capital, Inc., 684,000 are common shares owned by various clients of Ancora Securities, Inc. and 585,000 are common shares owned by various clients of Ancora Advisors.  Mr. Barone owns control of Ancora Capital, Ancora Securities and Ancora Advisors; however, Mr. Barone disclaims beneficial interest or discretionary authority over these shares.

(10)      Includes 4,177,000 shares covered by warrants and options, which are currently exercisable or exercisable within 60 days of April 10, 2006.